Exhibit (e)(1)(i)

September 30, 2011

Michael J. Roland

Executive Vice President

ING Investments Distributor, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Roland:

Pursuant to the Amended and Restated Underwriting Agreement (the “Agreement”) dated May 19, 2011, between ING Equity Trust and ING Investments Distributor, LLC (formerly, ING Funds Distributor, LLC) we hereby notify you of our intention to retain you as Underwriter to render underwriting services to ING Mid Cap Value Fund (the “Fund”), a newly established series of ING Equity Trust, effective on September 30, 2011, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Amended Schedule A of the Agreement. The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the Fund.

Very sincerely,

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President
ING Equity Trust

ACCEPTED AND AGREED TO:
ING Investments Distributor, LLC

/s/ Michael J. Roland
By:	Michael J. Roland
Title:	Executive Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Equity Trust
Suite 100	Fax: 480-477-2700
Scottsdale, AZ 85258-2034	www.ingfunds.com

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED UNDERWRITING AGREEMENT

between

ING EQUITY TRUST

and

ING INVESTMENTS DISTRIBUTOR, LLC

Name of Fund
ING Equity Dividend Fund
ING MidCap Opportunities Fund
ING Mid Cap Value Fund
ING Real Estate Fund
ING SmallCap Opportunities Fund
ING Value Choice Fund

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